June 30, 2008

Lawrence Wunderlich
11631 Highgrove
Houston, TX 77077

Re:           Cyto Genix, Inc./Wunderlich/6-3280-07-007

Dear Mr. Wunderlich:

This is to advise you pursuant to the settlement agreement between the parties, dated June 30, 2008, which the Occupational Safety and Health Administration (OSHA) has approved, we are closing the investigation of the above-referenced complaint, which was filed with this office under Section 806 of the Corporate and Criminal Fraud Accountability Act, Title VIII of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1514A (SOX).  The settlement constitutes the final order of the Secretary and may be enforced in accordance with SOX and the regulations of the Occupational Safety and Health Administration (OSHA) at 29 C.F.R. 1980.113.

Pursuant to 29 CFR 1980.111, OSHA is required to approve any settlement agreement entered into before findings and/or an order are issued, objected to, or become a final order, if the agreement is intended to resolve a complaint filed under Section 806 of the Act. Accordingly, the parties submitted the agreement to OSHA for approval.

OSHA's authority over settlement agreements is limited to such statutes as are within its jurisdiction and is defined by the applicable statute. Therefore, we approve only the terms of the agreement pertaining to Title VIII of the Sarbanes-Oxley Act of 2002, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. §1514A.

The Settlement Agreement and Mutual Release contains a provision that any controversy or claim arising out of or relating to the agreement or to a breach of the agreement shall be submitted to binding arbitration.  OSHA interprets that provision as not restricting in any way the authority of the Secretary to investigate any future complaint or issue any findings or order pursuant to 42 U.S.C. § 5851(b)(2).

Thank you for your cooperation in successfully resolving this matter.  If at any time you have questions or require information regarding employee rights or employer responsibilities under SOX or any other whistleblower statute administered by OSHA, please contact this office.

Sincerely,

Anthony Incristi
Regional Supervisory Investigator

cc:       CytoGenix, Inc.
Chief Administrative Law Judge, USDOL
Deputy Director, Division of Enforcement, Securities Exchange Commission
Associate Solicitor, Fair Labor Standards, USDOL